Exhibit 99.1

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses incurred by Invesco Mortgage Capital Inc. (the “Company”) in connection with its issuance and sale of 17,250,000 shares of its common stock, $0.01 par value per share, are set forth in the following table:

Securities and Exchange Commission Registration Fee	$49,411
Legal Fees and Expenses	75,000
Accounting Fees and Expenses	35,000
Printing and Engraving Expenses	10,000
NYSE listing fee	64,688
Other	65,901

Total	$300,000